ENERSIS

                                             Santiago, Chile, November 7th, 2002
                                                    Ger. Gen. N(degree) 244/2002


Mr.
Alvaro Clarke de la Cerda
Superintendent of Securities and Exchange
Hand-Delivery


                                                    RE: Essential Fact Statement


Dear Mesdames and Sirs:

In accordance with Articles 9 and 10.2 of Law No. 18,045 and of the Superintendency's General Regulation No. 30, and by the Circular Letter 1375, both of that Superintendency, I hereby inform you, as an Essential Fact Statement, that today, Enersis S.A. initiated negotiations with some investment banks, due to study the possibility to sell shares in foreign markets. The investment banks are the following: Deutsche Bank, Salomon Smith Barney and Santander Investment, they will lead the process together.


Respectfully yours,

                             Enrique Garcia Alvarez
                             Chief Executive Officer

c.c.
Bolsa Comercio de Santiago
Bolsa Electronica de Chile
Bolsa Corredores de Valparaiso
Comision Clasificadora de Riesgo